EXHIBIT 99.1

For immediate release.	Contact:	Thomas Mann
913.307.1000

Mediware Doubles Earnings and Extends
Growth to Fifth Consecutive Quarter

New contracts, services and acquisitions drive earnings and revenue growth in first quarter of fiscal 2010; Conference call scheduled for today at 10:00 a.m. EST, 9:00 a.m. CST

LENEXA, KS Nov. 3 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions for blood, medication and performance management, reported total revenue for the first quarter of the 2010 fiscal year of $10.7M, a 9 percent increase from the $9.8M reported in the comparable quarter in fiscal 2009. Net income for the quarter increased to $619,000, or 8 cents per fully diluted share, a 267 percent increase over the $218,000, or 3 cents per fully diluted share reported in the comparable quarter of fiscal 2009.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann, said: “Good performance in the first quarter is incredibly important to a successful year. I’m very pleased with the continued progress in our growth programs, particularly the integration and financial contributions of our three strategic acquisitions.

“Our Blood Center Technologies group, formed following the acquisition of IMS, has continued to sell our robust LifeTrak software to new blood centers. This product clearly has market momentum and BCT is a key contributor to our increasing base of recurring revenue.

“JAC has continued its strong performance from last year with key new contracts in the first quarter. Its ePrescribing module is the market leader in the UK and we’re optimistic this growth will continue.

“Our BloodSafe suite of products is also gaining traction with both new contracts as well as customers going live on this innovative system. Having just met with many of our customers at a large industry tradeshow, I see that these organizations have moved through the awareness cycle and have included these products in their budgets. I’m confident sales of these products will accelerate.”

Among the quarter’s financial highlights:

•	Earnings for the quarter increased 267% over the 3-cents reported last year.
•	Performance represents 5th consecutive quarterly increase for earnings and revenue.
•	Operating income increased to $1.0 million, compared to $212k last year.
•	Cash increased by $1M during the quarter.

Other operational highlights include:

•	The BloodSafe product went live at a key multi-facility healthcare system in the southeast and was sold to another prominent healthcare organization in the Northwest.
•	Medication management contracts for two large organizations were expanded to include additional Mediware product modules, MediMAR at one and MediREC at the other.
•	The addition of 3 new facilities for the Ascend product line, including one of which is the result of our agreement with a new business partner.

•	Sale of the Insight Performance Management product to another prestigious IDN-affiliated hospital in the Southeast.
•	New JAC contracts were executed with three NHS hospital trusts for the electronic prescribing and medication administration module.

“I’m very pleased with our performance in the first quarter,” stated Mr. Mann. “I believe the strategic moves we are making through new products, acquisitions and business relationships will continue to contribute to our growth in the future.”

The Company will host a teleconference call at 10:00 am Eastern Time (9:00 am Central Time) that day to discuss the results.  There will be a question-and-answer session directly following the presentation of the results.

Participants are encouraged to register for the call in advance online by going to http://www.directeventreg.com/registration/event/38213233. Participants without online access may call toll-free (888) 869-1189 or (706) 643-5902 to register for the call.  The conference ID is 38213233. Phone registrants should call in at least five minutes prior to the scheduled start of the call.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is 38213233.  After 5 days, the replay will be available on the company’s web site: www.mediware.com.

First Quarter Fiscal 2010 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended September 30,
	2009	2008

System Sales	$2,802	$2,429
Services	$7,942	$7,404
Total Revenue	$10,744	$9,833
Expenses	$9,735	$9,621
Operating Income	$1,009	$212
Net Income	$619	$218
Earnings Per Share - Diluted	$0.08	$0.03

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of September 30,
	2009	2008

Cash and Cash Equivalents	$21,904	$22,101
Working Capital	$19,864	$19,629
Stockholders’ Equity	$42,741	$40,129

About Mediware
Mediware delivers interoperable best of breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.